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                                                                    EXHIBIT 23.1










                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
ARV Assisted Living, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of ARV Assisted Living, Inc. of our report dated March 15, 2002 relating to the consolidated balance sheets of ARV Assisted Living, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of ARV Assisted Living, Inc.


                                                         /s/ KPMG LLP




Orange County, California
March 29, 2002